Exhibit 4.3

AMENDED AND RESTATED
ESCROW AGREEMENT

This AMENDED AND RESTATED ESCROW AGREEMENT (this "Agreement") dated as of this 6th day of August, 2015 (the "Effective Date"), is between Willamette Valley Vineyards, Inc. (the "Company") and OTR, Inc., (the "Escrow Agent").

RECITALS

WHEREAS, the Company and the Escrow Agent previously entered into an Escrow Agreement dated as of July 15, 2015 (the "Prior Agreement") in connection with an offering of up to $6,000,000 of Series A Redeemable Preferred Stock (the "Offering");

WHEREAS, unless the minimum offering amount of $300,000 (the "Minimum Amount") is sold by June 30, 2016 (the "Termination Date"), the Offering shall terminate and all funds shall be returned to the subscribers (the "Subscribers") in the Offering;

WHEREAS, the Company and the Escrow Agent now desire to amend and restate the Prior Agreement to incorporate the terms upon which funds may be released to the Company by the Escrow Agent; and

WHEREAS, Section 8(d) of the Prior Agreement provides that the Prior Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions thereof waived by a written instrument executed by the Company and the Escrow Agent.

AGREEMENT

NOW, THEREFORE, the Escrow Agent and the Company hereby agree that the Prior Agreement shall be amended and restated in its entirety by this Agreement as of the Effective Date, and the parties to this Agreement further agree as follows:

1.          Delivery of Escrow Funds.

(a)           The Company shall either remit funds received from the Subscribers directly to the Escrow Agent or instruct the Subscribers to deliver to the Escrow Agent checks made payable to the order of "OTR, Inc. as Escrow Agent For Willamette Valley Vineyards, Inc.," for credit to OTR, Inc., as Escrow Agent for Willamette Valley Vineyards, Inc., or by wire transfer to Wells Fargo Bank, ABA 121000248, Account No, 7912026544, in each case, with the name, address and social security number or taxpayer identification number of the individual or entity making payment. In the event any Subscriber's address and/or social security number or taxpayer identification number are not provided to the Escrow Agent by the Subscriber, then the Company agrees to promptly provide the Escrow Agent with such information in writing. The checks or wire transfers shall be deposited into a non-interest-bearing account at Wells Fargo Bank, entitled "OTR, Inc. as Escrow Agent for Willamette Valley Vineyards, Inc." (the "Escrow Account"), which is fully insured by the Federal Deposit Insurance Corporation.

Amended and Restated Escrow Agreement - Page 1

(b)           The collected funds deposited into the Escrow Account are referred to as the "Escrow Funds."

(c)           The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If, for any reason, any check deposited into the Escrow Account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the check to the Subscriber and advise the Company promptly thereof.

(d)           From time to time the Escrow Agent will provide the Company with information relative to the total number of subscriptions received pursuant to this Agreement together with the total amount of funds received and collected. Upon termination or expiration of this Agreement, the Escrow Agent shall provide an accounting of funds received, invested and disbursed pursuant to this Agreement together with a list of the Subscribers' names and addresses and the aggregate amount of funds received from each Subscriber.

2.          Release of Escrow Funds and Issuance of Shares. The Escrow Funds shall be paid by the Escrow Agent in accordance with the following:

(a)           In the event that the Company advises the Escrow Agent in writing that the Offering has been terminated or less than the Minimum Amount has been deposited with the Escrow Agent in connection with the Offering prior to or as of the Termination Date, the Escrow Agent shall promptly return the funds paid by each Subscriber to said Subscriber without interest or offset.

(b)           Provided that the Minimum Amount has been deposited into the Escrow Account on or prior to September 30, 2015, the Escrow Agent shall (i) release and pay to the Company the Escrow Funds held as of September 30, 2015 by wire transfer within one (1) business day following September 30, 2015, and (ii) within two (2) business days following September 30, 2015, cause the issuance and delivery of the number of shares of Series A Redeemable Preferred Shares (the "Shares") to be made with respect to each subscription.

(c)           Provided that the Minimum Amount has been deposited into the Escrow Account on or prior to December 31, 2015, the Escrow Agent shall (i) release and pay to the Company the Escrow Funds held as of December 31, 2015 by wire transfer within one (1) business day following December 31, 2015, and (ii) within two (2) business days following December 31, 2015, cause the issuance and delivery of the number of Shares to be made with respect to each subscription.

(d)           Provided that the Minimum Amount has been deposited into the Escrow Account on or prior to March 31, 2016, the Escrow Agent shall (i) release and pay to the Company the Escrow Funds held as of March 31, 2016 by wire transfer within one (1) business day following March 31, 2016, and (ii) within two (2) business days following March 31, 2016, cause the issuance and delivery of the number of Shares to be made with respect to each subscription.

(e)           Provided that the Minimum Amount has been deposited into the Escrow Account on or prior to the Termination Date, the Escrow Agent shall (1) release and pay to the Company the Escrow Funds held as of the Termination Date by wire transfer within one (1) business day following the Termination Date, and (ii) within two (2) business days following the Termination Date, cause the issuance and delivery of the number of Shares to be made with respect to each subscription.

Amended and Restated Escrow Agreement - Page 2

3.          Acceptance by Escrow Agent. The Escrow Agent hereby accepts and agrees to perform its obligations hereunder, provided that:

(a)           The Escrow Agent may act in reliance upon any signature believed by it to be genuine, and may assume that any person who has been designated by the Company to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions. The names and true signatures of each individual authorized to act singly on behalf of the Company are stated in Schedule I, which is attached hereto and made a part hereof. The Company may remove or add one or more of its authorized signatories stated on Schedule I by notifying the Escrow Agent of such change in accordance with this Agreement, which notice shall include the true signature for any new authorized signatories.

(b)           The Escrow Agent may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith. The Escrow Agent shall not be liable for any mistake of fact or error of judgment or law, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

(c)           The Company agree to indemnify and hold the Escrow Agent harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses, including but not limited to reasonable attorney's fees, claimed against or incurred by the Escrow Agent arising out of or related, directly or indirectly, to this Agreement unless caused by the Escrow Agent's gross negligence or willful misconduct.

(d)           In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safely the Escrow Funds until it shall be directed otherwise by a court of competent jurisdiction, or (ii) deliver the Escrow Funds to a court of competent jurisdiction.

(e)           The Escrow Agent shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement other than the Escrow Agent's obligations hereunder, and the Escrow Agent shall not be required to make a request that any monies be delivered to the Escrow Account, it being agreed that the sole duties and responsibilities of the Escrow Agent shall be to the extent not prohibited by applicable law (i) to accept checks or other instruments for the payment of money and wire transfers delivered to the Escrow Agent for the Escrow Account and deposit said checks and wire transfers into the non-interest-bearing Escrow Account, and (ii) to disburse or refrain from disbursing the Escrow Funds as stated above, provided that the checks received by the Escrow Agent have been collected and are available for withdrawal.

4.          Resignation and Termination of the Escrow Agent. The Escrow Agent may resign at any time by giving thirty (30) days' prior written notice of such resignation to the Company. Upon providing such notice, the Escrow Agent shall have no further obligation hereunder except to hold as depositary the Escrow Funds that it receives until the end of such 30-day period. In such event, the Escrow Agent shall not take any action, other than receiving and depositing Subscribers' checks and wire transfers in accordance with this Agreement, until the Company has designated a banking corporation, trust company, attorney or other person as successor. Upon receipt of such written designation signed by the Company, the Escrow Agent shall promptly deliver the Escrow Funds to such successor and shall thereafter have no further obligations hereunder. If such instructions are not received within thirty (30) days following the effective date of such resignation, then the Escrow Agent may deposit the Escrow Funds held by it pursuant to this Agreement with a clerk of a court of competent jurisdiction pending the appointment of a successor. In either case provided for in this paragraph, the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds. If the Escrow Agent should resign within the first twelve (12) months following the date of this Agreement, then all applicable fees, including the initial fee of $5,000.00 will be refunded to the Company.

Amended and Restated Escrow Agreement - Page 3

5.          Termination. The Company may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect, which date shall be at least thirty (30) days following the date of such notice. In the event of such termination, the Company shall, within thirty (30) days following such notice, appoint a successor escrow agent and the Escrow Agent shall, upon receipt of written instructions signed by the Company, turn over to such successor escrow agent all of the Escrow Funds; provided, however, that if the Company fails to appoint a successor escrow agent within such 30-day period, such termination notice shall be null and void and the Escrow Agent shall continue to be bound by all of the provisions hereof. Upon receipt of the Escrow Funds, the successor escrow agent shall become the escrow agent hereunder and shall be bound by all of the provisions hereof and the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds and under this Agreement.

6.          Investment. The Escrow Funds received by the Escrow Agent shall be invested only in non-interest-bearing bank accounts.

7.          Compensation. The Escrow Agent shall be entitled, for the duties to be performed by it hereunder, to a fee of $5,000.00, which fee shall be paid by the Company upon the signing of this Agreement. In addition, the Company shall be obligated to reimburse the Escrow Agent for all fees, costs and expenses incurred or that become due in connection with this Agreement or the Escrow Account, including reasonable attorney's fees. Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Escrow Agent shall affect the right of the Escrow Agent to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation, termination, resignation or rescission. To the extent the Escrow Agent has incurred any such expenses, or any such fee becomes due, prior to any closing, the Escrow Agent shall advise the Company and the Company shall direct all such amounts to be paid directly at any such closing.

8.          Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand delivery, by facsimile followed by first-class mail, by nationally recognized overnight courier service, or by prepaid registered or certified mail, return receipt requested, to the addresses set forth below:

Amended and Restated Escrow Agreement - Page 4

If to the Company:

Willamette Valley Vineyard, Inc.
8800 Enchanted Way SE
Turner, OR 97392
Attention: James W. Bernau, CEO

With a copy to:

Davis Wright Tremaine LLP
1300 SW Fifth Avenue, Suite 2400
Portland, OR 97201
Attention: Jesse Lyon

If to the Escrow Agent:

OTR, Inc.
1001 SW Fifth Ave., Suite 1550
Portland, OR 97204-1143
Attention: Robert E. Roach
Tel: 503-225-0375
Fax: 503-273-9168

9.          General.

(a)          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oregon applicable to agreements made and to be entirely performed within such state, without regard to choice of law principles, and any action brought hereunder shall be brought in the courts of the State of Oregon, located in Multnomah County. Each party hereto irrevocably waives any objection on the grounds of venue, forum non conveniens or any similar grounds and irrevocably consents to service of process by mail or in any manner permitted by applicable law and consents to the jurisdiction of said courts. Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim arising out of the transactions contemplated by this Agreement.

(b)          This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters contained herein and supersedes all prior agreements, arrangements and understandings relating thereto.

(c)          All of the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto, as well as their respective successors and assigns.

(d)          This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. Neither party may assign any rights, duties or obligations hereunder unless the other party has given its prior written consent.

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(e)           If any provision included in this Agreement proves to be invalid or unenforceable, it shall not affect the validity of the remaining provisions.

(f)           This Agreement and any modification or amendment of this Agreement may be executed in several counterparts or by separate instruments and all of such counterparts and instruments shall constitute one agreement, binding on both parties hereto.

10.        Form of Signature. The parties hereto agree to accept a facsimile transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement and any modification or amendment of this Agreement; provided, however, that each party who produces a facsimile signature agrees, by the express terms hereof, to place, promptly after transmission of his or her signature by fax, a true and correct original copy of his or her signature in overnight mail to the address of the other party.

[Signature Page Follows]

Amended and Restated Escrow Agreement - Page 6

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

THE COMPANY:

WILLAMETTE VALLEY VINEYARDS, INC.

By:	/s/ James W. Bernau
Name: James W. Bernau
Title: CEO

THE ESCROW AGENT:

OTR, INC.

By:	/s/ Robert E. Roach
Name: Robert E. Roach
Title: Vice President

Signature Page to Amended and Restated Escrow Agreement

Schedule I

The Escrow Agent is authorized to accept instructions signed or believed by the Escrow Agent to be signed by any one of the following on behalf of the Company.

Name:	Signature:

Name:	Signature:

Schedule I